EXHIBIT 99.1

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, NJ 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

Ronald J. Butkovich and J. Christopher Nettleton join Hudson City Management Team

PARAMUS: Hudson City Bancorp, Inc. and it wholly owned subsidiary, Hudson City Savings Bank today announced that their Boards of Directors had elected Ronald J. Butkovich to the position of Senior Vice President of the Company and the Bank and J. Christopher Nettleton to the position of Vice President of the Bank, respectively.

As an inducement to Messrs. Butkovich and Nettleton to accept these posts and as an incentive compensation component of their compensation packages, the Company’s independent directors have approved the grant to Mr. Butkovich of a restricted stock award of 80,000 shares of Common Stock and options to purchase 100,000 shares of Common Stock and the grant to Mr. Nettleton of a restricted stock award of 20,000 shares of Common Stock and options to purchase 40,000 shares of Common Stock. These grants have not been made under a shareholder-approved plan and are not subject to shareholder approval. The stock options have an exercise price of $33.13 per share, the closing sales price for Common Stock on the national Stock market on April 15, 2004, become exercisable at the rate of 20% per year beginning January 13, 2005, have a term of 10 years ending April 14, 2014, are subject to earlier expiration immediately upon termination for cause, one year after termination due to death, disability or retirement and three months after termination in all other circumstances. The restricted stock award to Mr. Butkovich vests at the rate of 25% per year beginning April 20, 2004, and the restricted stock award to Mr. Nettleton vests at the rate of 20% per year beginning April 20, 2005. Vesting of the stock options and restricted stock awards accelerates in the event of death, disability, retirement or a change in control of the Company while in the Company’s employ.

The number of shares subject to the grants are subject to automatic adjustment using the same anti-dilution provisions contained in Hudson City Bancorp’s other equity compensation plans to reflect stock splits, stock dividends, reverse stock splits and other similar events which generally effect the number of shares held by each stockholder.

Hudson City Bancorp Inc. (NASDAQ: HCBK) is the parent of Hudson City Savings Bank, a well-established community banking institution with a long-standing tradition of service excellence. It has 81 full-service branches throughout fourteen New Jersey counties, making it the largest savings bank headquartered in New Jersey with assets in excess of $17 billion. Hudson City Savings Bank’s deposits are insured by the Federal Deposit Insurance Corporation.